Exhibit 21.1

SUBSIDIARIES OF AXCAN INTERMEDIATE HOLDINGS INC.

SUBSIDIARY NAME	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
3948587 Canada Inc.	Canada

Acquisition Co. No. 1	Delaware

Acquisition No. 5 LLC	Delaware

Axcan Canada (Invest) ULC	Nova Scotia, Canada

Axcan Canada Partnership 2 LP	Ontario, Canada

Axcan Coöperatieve (Invest) U.A.	The Netherlands

Axcan Coöperatieve U.A.	The Netherlands

Axcan EU LLC	Delaware

Axcan France (Invest) SAS	France

Axcan LuxCo 1 S.àr.l.	Luxembourg

Axcan LuxCo 2 S.àr.l.	Luxembourg

Axcan Nova Scotia 1 ULC	Nova Scotia, Canada

Axcan Nova Scotia 2 ULC	Nova Scotia, Canada

Axcan Nova Scotia 3 ULC	Nova Scotia, Canada

Axcan Pharma (Australia) Pty Ltd	Australia

Axcan Pharma Export Inc.	Canada

Axcan Pharma Finance Íslandi ehf (a/k/a Axcan Pharma Finance Iceland Ltd.)	Iceland

Axcan Pharma GmbH	Germany

Axcan Pharma Inc.	Canada

Axcan Pharma International B.V.	The Netherlands

Axcan Pharma (Ireland) Limited	Ireland

Axcan Pharma Limited	England and Wales

Axcan Pharma PDT Inc.	Barbados

Axcan Pharma S.A.	France

Axcan Pharma (U&V) Inc.	Delaware

Axcan Pharma US, Inc.	Delaware

Axcan US LLC	Delaware

Axcan US Partnership 1 LP	Delaware

Biozymes Inc.	Québec, Canada

Gastro Services Pty Ltd	Australia

S.C.I. La Prévôté	France

Varioraw Percutive S.àr.l.	Switzerland